Exhibit 99.1


For Immediate Release                                      Contact: Robert Mosby
                                                                    QMed, Inc.
                                                                    804-359-5054

      HeartMasters LLC Update Relating to Regence of Washington and Oregon

Eatontown, New Jersey, March 21, 2003 - QMed, Inc. (NASDAQ Symbol: QMED) announced certain recent events concerning HeartMasters LLC, a limited liability company 50% owned by Interactive Heart Management Corp., QMed's subsidiary. HeartMasters LLC has received a notice from Regence of Washington and Oregon for arbitration of claims under certain terminated disease management agreements. The claims involve disease management agreements between Regence of Washington and Oregon and HeartMasters LLC.

HeartMasters LLC also received a notice from a reinsurer, denying coverage for the Regence of Oregon HMO coverage periods, asserting that an outside actuarial report concerning Regence's claim history, and other information, which was considered by the reinsurer prior to issuance of coverage, contained "grossly incorrect data". HeartMasters LLC is investigating the claims of Regence and the reinsurer and plans to defend its rights under the agreements and, where appropriate, bring claims of its own.

About QMed, Inc.
QMed, Inc.'s, healthcare information communication system fully coordinates critical elements of cardiovascular patient care. The system finds data, converts it to actionable information, sends it to the most efficient users, and reiterates the process while building a database of efficacy, compliance and quality assessment. It incorporates traditional patient contact disease management and contains formulary links. This cost-effective and health-beneficial system is currently utilized by Providence Health in Oregon; PacifiCare Health Systems in California, Oregon, Washington, Arizona, Texas and Colorado; Regence BlueCross BlueShield of Utah; by Regence BlueShield in Idaho; by CHA Health in Kentucky; by DAKOTACARE in South Dakota. In some of these programs, services are provided by QMed's IHMC subsidiary, with the system utilized by IHMC under license from QMed. QMed has recently implemented its coronary artery disease project in the Medicare Coordinated Care Demonstration. Implementation in CHA Health led to significant HEDIS improvements. More information on QMed, Inc. can be obtained at www.qmedinc.com, by calling (732) 544-5544 or by emailing investor@qmedinc.com.

Except for historical information contained herein, matters discussed in this news release are forward-looking statements that involve risks and uncertainties. They include but are not limited to those relating to the timely implementation of programs, the impact of competitive product introductions, acceptance and pricing, and those risks detailed in the Company's filings with the Securities and Exchange Commission (SEC). Actual results may differ materially from any forward-looking statements due to these risks and uncertainties.

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